SUBSCRIPTION AGREEMENT

FOR CLASS F COMMON SHARES OF BENEFICIAL INTEREST OF

Bluerock HIGH INCOME Institutional Credit Fund

The undersigned hereby subscribes for and agrees to the purchase of Class F common shares of beneficial interest, $25.00 par value per share (the "Class F Common Shares"), of Bluerock High Income Institutional Credit Fund, a Delaware statutory trust (the "Trust"), at a price of $25.00 per Class F Common Share, and request to assign ownership and purchases in such names and with such specifications as are set forth on Schedule A attached hereto, and hereby agrees to contribute cash to the Trust on the date hereof as consideration for the Class F Common Shares in the amount of $100,000.00 with a trade date of 03/01/2022 (the “Consideration”).

The undersigned further agrees to execute and deliver any and all documents or certificates necessary to transfer the Consideration to the Trust in full payment for the Common Shares subscribed for hereunder.

Bluerock Asset Management, LLC
By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President